Exhibit 10.2

Amendment No. 2 to the Executive
Employment Agreement
Between Track Group, Inc. and Derek Cassell
Dated December 1, 2016

THIS AMENDMENT NO. 2 to that certain Executive Employment Agreement by and between Track Group, Inc. (the "Company") and Derek Cassell (the "Executive") is entered into as of December 13, 2017.

WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement dated December 1, 2016 (the "Employment Agreement"); and

WHEREAS, the Company and the Executive entered into an Amendment to the Employment Agreement dated February 13, 2017 (“Amendment 1”); and

WHEREAS, the Board of Directors of the Company has agreed to promote Executive, and Executive has agreed to accept a promotion, from the position of President to Chief Executive Officer effective January 1, 2018, and the parties have agreed to increase Executive’s base salary, to increase his Target Bonus from 50% to 100% effective for bonus plan year 2018 and thereafter, to provide Executive with additional Shares of Company common stock, and have agreed to the other terms contained herein.

NOW, THEREFORE, the parties agree to amend the Employment Agreement effective January 1, 2018, as follows:

1.       The Employment Agreement and Exhibit B thereto shall be modified to replace the word "President" with the words "Chief Executive Officer" wherever the word "President" appears.

2.        Paragraph 2 shall be modified to read in full as follows:

"During his Employment Term as defined in Paragraph 5, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time during normal working hours to the Company. Executive will report to the Board of Directors of the Company. Executive shall be responsible for duties typical of the office, including but not limited to the responsibilities set forth in the Track Group, Inc. Corporate Governance Manual Position Description For Chief Executive Officer. Furthermore, Executive shall perform such other duties and projects as may be assigned by the Board of Directors of the Company that are consistent with his position."

3.        Paragraph 3A. shall be modified to change the base salary to $275,000.00 per calendar year effective January 1, 2018.

4.         Paragraph 3 shall be modified to include the following:

“ B. (i) Subject to approval by the Board of Directors, Executive will be issued 300,000 unregistered restricted shares of Company common stock (the “Shares”). The Shares shall bear an applicable restrictive legend. The Shares shall vest as follows: (i) 100,000 Shares shall vest on January 1, 2018, (ii) 100,000 Shares shall vest on January 1, 2019 and (iii) 100,000 Shares shall vest on January 1, 2020.”

“D. Change of Control. In the event that, at any time during the Executive’s employment under this Agreement, the Company experiences a Change of Control (as hereinafter defined), the Executive shall be entitled to receive a cash payment equal to twelve (12) months of Executive’s Base Annual Salary (at the Executive’s highest Base Annual Salary), plus all Restricted Stock, Warrant and Options shall become one hundred percent (100%) vested and fully exercisable and the Company shall have no repurchase right.

For purposes of this Agreement, a “Change of Control” shall mean, and be deemed to have occurred upon: (i) a sale or transfer of substantially all of the Common Stock of the Company in any transaction or series of related transactions (other than sales in the ordinary course of business); (ii) any merger, consolidation or reorganization to which the Company is a party, except for a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding Common Stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization, hold a majority of the voting power of the Company after such merger, consolidation or reorganization.

5.         The last sentence of Paragraph 3B. as set forth in Amendment 1 shall be modified to add at the beginning the words: “Subject to paragraph 5,”

6.         Paragraph 5A. shall be deleted in its entirety and replaced with the following:

“A. Employment Term of Agreement. The Employment Term of this Agreement shall commence on October 1, 2016 and shall continue in effect until December 31, 2020 unless earlier terminated by either party in accordance with the provisions of this Section 5, or extended by mutual agreement of the parties.”

7.         Paragraph 5B.(II)(ii) shall be modified to provide that for purposes of the Severance Payment the Target Bonus shall be deemed to be vested and earned.

8.         The last sentence of Paragraph 6 shall be modified to read in full as follows: “If Executive voluntarily terminates his employment with the Company he shall provide written notice to the Chairman of the Board of Directors at least one hundred twenty (180) days prior to terminating such employment.”

9.         Paragraph 12 shall be modified to change notice to the Company from "Attn: Chief Executive Officer" to "Attn: Chairman, Board of Directors."

10.         Exhibit "B" of the Employment Agreement titled "Executive Bonus Formula" shall be modified to change the Target Bonus percentage from 50% to 100% effective for bonus plan year 2018 and for each bonus plan year thereafter.

IN WITNESS WHEREOF, each of the parties has executed this Amendment No. 2 to the Executive Employment Agreement between Track Group, Inc. and Derek Cassell dated December 1, 2016, in the case of the Company by its duly authorized Board Member, as of the day and year first above written.

TRACK GROUP, INC. By: /s/ Guy Dubois Guy Dubois Chairman of the Board	EXECUTIVE /s/ Derek Cassell Derek Cassell